Exhibit 10.2

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (the “Second Amendment”) is made and entered into as of May 3, 2016 by and between Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Gregory Perry (the “Employee”), and effective as of February 12, 2016. Capitalized terms not defined in this Second Amendment will have the meanings ascribed to them in the Employment Agreement (as defined below).

RECITALS

WHEREAS, Employee and the Company entered into that certain Employment Agreement dated as of June 26, 2015, as amended November 5, 2015 (together, the “Employment Agreement”), which addresses the terms and conditions of Employee’s employment;

WHEREAS, Employee and the Company have agreed to further amend certain provisions of the Employment Agreement; and

WHEREAS, Employee and the Company each acknowledge and reaffirm their obligations under the Employment Agreement, as amended by this Second Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, terms, provisions, and conditions set forth herein, Employee and the Company hereby agree as follows:

1. Position. Section 3(a) of the Employment Agreement is hereby amended by deleting the reference to “Chief Financial Officer” and inserting “Chief Financial and Administration Officer” in its place.

2. Base Salary.  Section 4(a) of the Employment Agreement is hereby amended by deleting the reference to “$16,250 ($390,000)” and inserting “Eighteen Thousand Seven Hundred and Fifty Dollars ($18,750) (Four Hundred Fifty Thousand Dollars ($450,000) on an annualized basis)” in its place.

3. Target Bonus. Section 4(b)(i) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Employee will be eligible to earn an annual target bonus of up to fifty percent (50%) of his Base Salary (the “Target Bonus”).  The actual amount of such bonus, if any, including any overachievement component, will be determined by the Board and Employee’s manager in their sole discretion, based upon Company performance and any other factors that the Board, in its discretion, deems appropriate. Typically, bonuses, if any, are paid out no later than March 15 of the year following the applicable bonus year.  Employee must be employed by the Company at the time of any such bonus payment in order to be eligible to receive any such payment.

4. Incentive Payments. Section 4 of the Employment Agreement is hereby amended by adding the following the new Section 4(e):

(e)Incentive Payments.  In addition to the Target Bonus, Employee is eligible to receive a series of incentive payments as set forth in clauses (i) through (iv) below (each, an “Incentive Payment” and together, the “Incentive Payments”); provided, however, that if a Sale Event (as defined in the Company’s 2010 Stock Option and Incentive Plan) occurs prior to December 31, 2016, any unpaid Incentive Payments will become earned upon the closing of a Sale Event and will be paid to Employee within thirty (30) days of the closing of the Sale Event, regardless of whether the underlying performance goals have been met. To be eligible to be paid any Incentive Payment, Employee must remain continuously employed by the Company through the date that the payment is earned.  In the event Employee remains continuously employed through such earned date(s), he shall be paid such Incentive Payment(s) at the date(s) described herein, regardless of whether Employee’s employment terminates after the earned date but before the payment date, and regardless of the timing or reason for such termination.

(i)Resolution of Regulatory Litigation. If there is public disclosure by the Company of an agreement in principle to resolve the U.S. Department of Justice and the Securities and Exchange Commission investigations on or before December 31, 2016, the Employee will be deemed to have earned as of the date of such public disclosure an Incentive Payment in the amount of $250,000, which the Company shall pay to Employee within thirty (30) days following the date of such public disclosure.

(ii)Reconfiguration. If, on or before February 28, 2016, Employee satisfactorily completes the reconfiguration of the Company (which will include without limitation an expansion of current responsibilities for coordination of supply chain and program management), as determined by the Board in its sole discretion, the Company will pay Employee an Incentive Payment in the amount of $100,000 within thirty (30) days following the public announcement of such reconfiguration.

(iii)Business Development. If, on or before December 31, 2016, the Company completes a business development deal resulting in the Company’s access to a new product or portfolio of products, the Employee will be deemed to have earned as of the date of such deal closing an Incentive Payment in the amount of $100,000, which the Company shall pay to Employee within thirty (30) days following the closing of any such deal.

(iv)Satisfactory/Timely Completion of Audit and 10-K Filing. If the Company’s financial audit in respect of fiscal year 2015 is completed and the Company’s 10-K is filed on or prior to March 15, 2016, the Company will pay Employee an Incentive Payment in the amount of $85,000 within thirty (30) days following the filing of the 10-K.

5. Miscellaneous.  Except as expressly amended herein, the Employment Agreement will continue in full force and effect in accordance with its original terms.  This Second Amendment may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by Employee and a duly authorized designee of the Company.  The headings and captions in this Second Amendment are for convenience only and in no way define or describe the scope or content of any provision of this Second Amendment.  This Second Amendment is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without giving effect to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. This Second Amendment may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, this Second Amendment has been executed by the Company, by its duly authorized representative, and by Employee, as of the date first written above.

AEGERION PHARMACEUTICALS, INC.

By:/s/ Mary Szela

Name: Mary Szela

Title: Chief Executive Officer

Accepted and Agreed:

/s/ Gregory Perry

Gregory Perry

Signature Page to Second Amendment to G. Perry Employment Agreement